EXHIBIT 10.3
                              EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of the 8th day of April, 2000, by and between Stephen Odom ("Executive") and Mission Critical Software, Inc. ("Mission Critical" or "Employer").


                                R E C I T A L S

WHEREAS, Mission Critical Software, Inc., and Net IQ Corporation (hereinafter "Net IQ"), are presently completing a merger of their respective organizations ("The Transaction"), which will result in formation of a surviving corporate entity to be known as Net IQ Corporation; and

WHEREAS, Employer agrees and acknowledges that, during the period immediately following the Transaction, continued access to the experience, knowledge and expertise possessed by Executive will be critical to the success of the venture; and

WHEREAS, Employer wishes to retain the services of Executive for a period of one year after the Transaction, and to induce Executive to agree to modification of the vesting schedule for certain stock options granted to him under Mission Critical's 1997 Stock Option Plan and in his prior employment agreements with Mission Critical,

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, the parties agree as follows:

1. Employment. Subject to the terms and conditions set forth in this Agreement, Employer shall employ Executive, and Executive hereby accepts such employment with Employer.

2.   Duties of Executive.

     (a) Executive shall serve in the capacity of Chief Operating Officer of Net IQ, and shall be subject to supervision by the Board of Directors of Net IQ ("The Board"), the Executive Chairman ("the Chairman") of the Board, and the Chief Executive Officer ("CEO") (collectively, "Supervising Parties"). In such capacity, Executive shall have all necessary powers to discharge his duties and responsibilities, which include general oversight of the affairs of Net IQ; consultation as needed with officers, managers, employees and other personnel of Net IQ; and such other duties as the Supervising Parties may reasonably assign, consistent with duties typically assigned to employees who hold positions similar to that of Executive.

     (b) During the term of this Agreement and except as provided below, Executive shall perform to the best of his abilities the duties assigned to him hereunder, shall devote his primary business time, attention and effort to the affairs of Net IQ and shall use his reasonable best efforts to promote the interests of Net IQ. Notwithstanding the foregoing or anything else in this Agreement, Executive may engage in reasonable charitable, civic or community activities and, with prior approval of the Board, may serve as a director of any business corporation, partnership or other business entity, provided that such activities or service do not interfere with his duties hereunder. Executive's principal office for the performance of his duties under this Agreement shall be located within the greater metropolitan areas of Houston, Texas.

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3.   Term. The term of this Agreement (the "Term") shall commence as of ________
__, 2000 (the "Effective Date"), and shall continue for a period of one year and one day from the date on which the Transaction closes ("Closing Date"), at which time this Agreement expires ("Separation Date"), unless earlier terminated by either party in accordance with the terms and conditions hereinafter set forth.

4. Salary. Commencing on the Effective Date and during the Term of this Agreement, Employer shall pay Executive a minimum base salary of $225,000.00 per annum, or $18,750.00 per month, which shall be payable in accordance with Employer's standard payroll practice, but in any event, not less frequently than monthly. Such base salary shall not include any benefits made available to Executive, or any contributions or payments made on his behalf pursuant to any employee benefit plan or program of Employer, including health, disability or life insurance plans or programs, 401(k) plans, cash bonus plans, stock option plans, retirement plans, severance plans or similar plans or programs of any nature that may be offered at any time during the Term of this Agreement. In the event that: (a) Employer chooses to terminate Executive's employment at any time prior to the Separation Date set forth in Section 3 for any reason other than Cause, as herein defined; or (b) a Change in Control of Net IQ, as defined in Section 8, Executive shall be entitled to an immediate accelerated payment of all salary owed to him under this Agreement, less all salary paid to Executive as per this Section 4 prior to the date of said termination. For example, if Employer terminates Executive after six months, Executive shall be entitled to full and immediate payment of the remaining six months' salary that he would have earned over the remaining Term of the Agreement. "Cause," for purposes of this Section 4, shall be defined as (i) theft, destruction, misappropriation of Employer's Company property; (ii) conviction of a felony;
(iii) willful and material disregard of reasonable directives from Net IQ's Board of Directors, provided that the Board shall provide Executive with written notice that such event shall have occurred ("Notice of Disregard") and shall further allow Executive 30 days in which to cure such disregard, and provided further that the Board shall provide an opportunity for the Executive to be heard if there is no cure within 30 days of the Notice of Disregard; and
(iv) Breach of Fiduciary Duty, provided that the Board shall provide Executive with written notice that such event shall have occurred ("Notice of Breach of Fiduciary Duty") and shall further allow Executive 30 days in which to cure such Breach of Fiduciary Duty, and provided further that the Board shall allow an opportunity for Executive to be heard if there is no cure within 30 days of the Notice of Breach of Fiduciary Duty.

5. Bonus Compensation. In addition to the Salary set forth above, Employer shall pay Executive a quarterly incentive bonus targeted at $ 25,000.00 per quarter, to be based upon achievement of corporate operating results, consistent with operating targets established for other Company executives.

6. Stock Options. The parties agree and acknowledge that Executive retains, through two prior grants dated April 13, 1998, and June 21, 1999 ("Prior Option Grants"), a quantity of options to purchase Common Stock of the Employer and that certain of the Prior Option Grants have not vested as of the closing of the Transaction. The terms and conditions of these Prior Option Grants are memorialized in two separate Stock Option Agreements (`Option Agreements"), which are appended to this Agreement as Exhibit A and incorporated by reference herein. These Option Agreements shall remain in full force and effect, subject to the following amendment to the vesting schedules set forth therein:

     (a) At the Closing Date, all but 50,000 of the remaining options conferred upon Executive in the Prior Option Grants, but not yet vested at the Closing Date, shall vest immediately.

     (b) During the Term of the Agreement, Executive's remaining 50,000 options shall vest in equal monthly shares of one-twelfth (1/12) per month, with each monthly share vesting on the respective monthly anniversary of the Effective Date.

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     (c) All options vesting under this Section 6 shall vest in the order in which they were granted to Executive. All options conferred upon Executive in the Prior Option Grant of April 13, 1998, shall vest before any options from the Prior Option Grant of June 21, 1999, may vest. For example, insofar as possible, all options vesting at the Closing Date, as described in Section 6(a), shall come first from those options conferred in the Prior Option Grant of April 13, 1998. If any options from the April 13, 1998, Prior Option Grant remain, they shall vest during the first six months of the Term, as described in Section 6(b). When all options from the April 13, 1998, Prior Option Grant have vested, those options from the Prior Option Grant of June 21, 1999, shall begin to vest.

     (d) In the event that Employer chooses for any reason to terminate Executive's employment at any time prior to the Separation Date, all remaining options conferred upon Executive in the Prior Option Grants, but not yet vested at the time of said involuntary termination, shall immediately vest.

     (e) All stock options vesting under this Section 6 shall be exercisable for a period of two (2) years from the date on which they vest, and Employer agrees to make any and all amendments to its Stock Option Plan that may be necessary to effectuate this two-year exercise period.

7. Additional Grant of Stock Options. As consideration for the services provided by Executive pursuant to this Agreement, Employer shall grant to Executive a total of 50,000 stock options to purchase shares of Employer's Common Stock ("Additional Option Grant"), such options to be issued on or before the Closing Date. All 50,000 options conferred by the Additional Option Grant shall vest on the one-year anniversary of the Effective Date of this Agreement. The terms and conditions of this Additional Option Grant are set forth in a Stock Option Agreement dated _______, 2000, and appended to this Agreement as Exhibit B. In the event that Employer chooses to terminate Executive's employment at any time prior to the Separation Date for any reason other than Cause, as defined herein, all stock options granted under this
Section 7 shall immediately vest. "Cause," for purposes of this Section 7, shall be defined as (i) theft, destruction, misappropriation of Employer's Company property; (ii) conviction of a felony; (iii) willful and material disregard of reasonable directives from Net IQ's Board of Directors, provided that the Board shall provide Executive with written notice that such event shall have occurred ("Notice of Disregard") and shall further allow Executive 30 days in which to cure such disregard, and provided further that the Board shall provide an opportunity for the Executive to be heard if there is no cure within 30 days of the Notice of Disregard; and (iv) Breach of Fiduciary Duty, provided that the Board shall provide Executive with written notice that such event shall have occurred ("Notice of Breach of Fiduciary Duty") and shall further allow Executive 30 days in which to cure such Breach of Fiduciary Duty, and provided further that the Board shall allow an opportunity for Executive to be heard if there is no cure within 30 days of the Notice of Breach of Fiduciary Duty.

8. Accelerated Vesting of Deferred Stock Options in Event of Change of Control. If at any time subsequent to the Closing Date, there occurs a Change in Control, as defined herein, of Net IQ ("the Corporation"), all stock options previously conferred upon Executive in the Prior Option Grants, as referenced in Section 6 of this Agreement, and all options conferred in the Additional Option Grant, as set forth in Section 7 of this Agreement, shall vest immediately. For purposes of this Agreement, a "Change in Control" will be deemed to occur in the following events:

     (i) The acquisition in one or more transactions by any "Person" (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act")), of "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of a majority of the combined voting power of the Corporation's then outstanding voting securities (the "Voting Securities").

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    (ii) Approval by stockholders of the Corporation of (A) a merger or consolidation involving the Corporation if the stockholders of the Corporation immediately before such merger or consolidation do not own, directly or indirectly immediately following such merger or consolidation, at least a majority of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation in substantially the same proportion as their ownership of the Voting Securities immediately before such merger or consolidation or (B) a complete liquidation or dissolution of the Corporation or an agreement for the sale or other disposition of all or substantially all of the assets of the Corporation.

   (iii) Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because a majority or more of the then outstanding Voting Securities is acquired by (i) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained by the Corporation or any of its subsidiaries or (ii) any corporation that, immediately prior to such acquisition, is owned directly or indirectly by the stockholders of the Corporation in the same proportion as their ownership of stock in the Corporation immediately prior to such acquisition.

9. Employee Benefits. During the term of this Agreement, Employer shall provide Executive with all benefits made available from time to time by Employer and/or its organizational predecessors to employees and/or officers generally and to employees who hold positions similar to that of Executive (including benefits granted to other officers and/or directors of Employer and/or its organizational predecessors), as per company policy. Specifically, Executive's benefits shall include, without limit, participation in any and all Employer-sponsored medical, dental and vision plans or programs (providing coverage for Executive's immediate family); disability insurance; life insurance payable to Executive's designated beneficiary; participation in any and all Employer-sponsored retirement plans and/or 401(k) plans; and paid vacation (up to four weeks). In the event that Executive's employment with Employer is involuntarily terminated by Employer, Employer agrees to pay in full all premiums associated with Executive's election to continue health benefits provided hereunder for a period of eighteen (18) months following said termination.

10. Logistics and Support. The parties agree and acknowledge that, during the Term of this Agreement, Executive shall reside in the Houston, Texas, metropolitan area. In order to facilitate the performance of Executive's duties as set forth in this Agreement, Employer agrees to provide Executive with an office in Houston, Texas, and to reimburse Executive for all expenses actually and reasonably incurred by him in the business interests of Employer.

11. Separation Payment. Independent of, and in addition to, the various items of compensation and benefits set forth in Sections 4 through 10 of this Agreement, Employer agrees to pay Executive an additional lump sum payment equal to one-hundred and twelve thousand, five-hundred dollars ($112,500.00) ("Separation Payment"), payable at the time of Executive's separation from employment with Employer.

     (a) In the event that Employer chooses for any reason to terminate Executive's employment prior to the Separation Date as set forth in Section 3, this Separation Payment shall be due and payable in full as of the date of said termination.

     (b) In the event that Executive chooses to voluntarily terminate his employment prior to the Separation Date as set forth in Section 3, this Separation Payment shall be due and payable in full as of the date of said voluntary termination.

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     (c) In the event of a Change in Control, as defined in Section 8, this
Separation Payment shall become immediately due and payable in full.

     (d) In the event that Executive performs his duties for the entire one-year duration of this Agreement, this Separation Payment shall be due and payable in full as of the Separation Date.

12. Death or Disability. In the event that Executive dies or becomes unable to perform his duties and responsibilities under this Agreement as a result of an illness, injury or impairment that continues for 90 consecutive days or more ("Disability"):

     (a) All stock options conferred upon Executive by Employer in the Prior Option Grants or the Additional Option Grant, as referenced in Sections 6 and 7 of this Agreement, shall immediately vest and may be exercised either by Executive or his estate; and

     (b) Employer shall pay to Executive (or his estate, heirs and/or assigns, as appropriate) all salary owed to Executive by Employer pursuant to Section 4 of this Agreement; any bonus owed to Executive as of the date of said death or Disability, pursuant to Section 5 of this Agreement; and the Separation Payment referenced in Section 10 of this Agreement.

     (c) Employer shall, for a period of 18 months after such Death or Disability, pay all costs associated with continuation of medical and dental coverage for Executive's dependents, pursuant to Section 8 of this Agreement.

13.  Early Termination Upon Executive Termination Event.

     (a) Executive may terminate his employment under this Agreement upon the occurrence of an Executive Termination Event. In the event of such termination, other than a termination under Section 13(b)(vii), Executive shall be entitled to immediate payment of all salary owed to Executive by Employer pursuant to
Section 4 of this Agreement; any bonus owed to Executive as of the date of said termination, pursuant to Section 5 of this Agreement; the Separation Payment referenced in Section 11 of this Agreement; and payment of all costs associated with continuation of medical and dental benefits, pursuant to Section 8 of this Agreement. Executive shall also be entitled to immediate vesting of all stock options conferred upon Executive by Employer in the Prior Option Grants and/or the Additional Option Grant, as referenced in Sections 6 and 7 of this Agreement.

     (b) For purposes of this Section 13, "Executive Termination Event" shall be defined as: (i) a significant reduction in the duties or responsibilities of Executive from those set forth in this Agreement; (ii) a change in job title of Executive that is reflective of a reduction in duties, responsibilities and/or stature; (iii) a change or reduction in Executive's total remuneration (including salary, bonus, qualified retirement benefits, welfare benefits, stock option benefits and any other employee benefits) from that provided in this Agreement; (iv) a change in Executive's direct reporting relationship such that Executive is no longer reporting directly to the same individuals specified in this Agreement; (v) a change by Employer in the location of Executive's principal place of employment, which moves said principal place of business more than 35 miles from the location specified in this Agreement; (vi) failure by Employer to provide directors and officers liability insurance covering Executive; and (vii) a Material Disagreement, as hereinafter defined.

14. Early Termination by Executive Due to Material Disagreement. The parties agree and acknowledge that the composition of Employer's Board of Directors may be subject to change precipitated by the removal or resignation of one or more of the current Directors ("Change in Composition"); and that such Change in

Composition may adversely affect or otherwise alter Executive's relationship with the Board and/or the Chief Executive Officer ("CEO") such that Executive and the Board and/or CEO are no longer able to agree as to the proper course or direction of Employer's business ("Material Disagreement"). If, as a result of any Change in Composition of Employer's Board, Executive, in his sole discretion and acting in good faith, determines that there is a Material Disagreement between Executive and the Board and/or the CEO, and that such Material Disagreement may result in denigration of the value of Executive's equity holding in Employer, Executive shall provide a written Notice of Material Disagreement to the Board, and shall be allowed to accelerate vesting of all stock options conferred upon him by Employer in the Prior Option Grants, as referenced in Sections 6 of this Agreement, and to accelerated vesting of pro-rata portion of those options conferred in the Additional Option Grant, as referenced in Section 7 of this Agreement, based on the Effective Date, date of termination date under this section and the Separation Date. (For example, in the event of a Notice of Material Disagreement after Executive has fulfilled six months of his obligation under this Agreement, one-half of the shares conferred in the Additional Option Grant shall vest). All shares subject to accelerated vesting under this Section 14 shall vest fully and become subject to immediate exercise as of the date of the Notice of Material Disagreement. Further, in the event of a termination under this Section 14, Executive shall be entitled to any bonus owed to Executive as of the date of said termination, pursuant to Section 5 of this Agreement; the Separation Payment referenced in
Section 11 of this Agreement; and payment of all costs associated with continuation of medical and dental benefits, pursuant to Section 8 of this Agreement. Executive and Employer agree that appointment or election of a ninth independent Director, as currently contemplated by the parties, shall not constitute a Change in Composition for purposes of this Section 14. Executive and Employer further agree that a reduction in the size of the Board, in accordance with Employer's Corporate By-Laws, such that one Director appointed by Mission Critical and one Director appointed by Net IQ are removed at the same time ("Symmetrical Reduction") shall not constitute a Change in Composition for purposes of this Section 14.

15. Early Termination by Executive for Other Than a Termination Event. In the event that Executive chooses, prior to the Separation Date, to terminate his employment with Employer under circumstances other than a Termination Event, as herein defined, Employer shall pay to Executive all salary and bonus owed to Executive as of the date of such termination; the full Separation Payment referenced in Section 11 of this Agreement; and shall allow Executive to exercise all stock option shares vested as of the date of such termination. Executive shall not be entitled to any further or additional benefits or vesting of stock options.

16. Notice Provision. Any notice, demand or request required or permitted to be given or made under this Agreement shall be in writing and shall be deemed given or made when delivered in person, when sent by United States registered or certified mail, or postage prepaid, or when telecopied to a party at its address or telecopy number specified below:

                  If to Employer:

                  Net IQ.

                  --------------------------------

                  --------------------------------

                  Telecopy number:  (___) ___-____

                  If to Executive:

                  Stephen Odom
                  34 Bridgeberry Place
                  The Woodlands, TX 77381

                  Telecopy number: (281) 367-7769

The parties to this Agreement may change their addresses for notice by notifying the other parties in the manner provided in this Section 16.

17. Headings Non-binding. All section titles and captions in this Agreement are for convenience only, shall not be deemed part of this Agreement, and in no way shall define, limit, extend or describe the scope or intent of any provisions hereof.

18. Words to have Contextual Meaning. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. Additionally, the words "and" and "or" shall be given their contextual meaning and not be interpreted blindly as being solely conjunctive or disjunctive, as the case may be.

19. Execution of Agreement. The parties shall execute all documents, provide all information and take or refrain from taking all actions as may be reasonably necessary or appropriate to achieve the purposes of this Agreement.

20. Limitation of Benefits Clause. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the parties, except as otherwise expressly provided herein.

21. Non-waiver Provision. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

22. Multiple Originals. This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.

23. CHOICE OF LAWS. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW.

24. Severability and Reformation. If any provision of this Agreement is declared or found to be illegal, unenforceable, or void, in whole or in part, then the parties shall be relieved of all obligations arising under such provision, but only to the extent that it is illegal, unenforceable or void, it being the intent and agreement of the parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent or, if that is not possible, by substituting therefor another provision that is legal and enforceable and achieves the same objectives.

25. Entire Agreement. This Agreement, and the agreements in the forms of exhibits attached hereto, constitute the entire agreement and understanding between the parties with respect to the subject matter

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hereof and supersede and preempt any prior understandings, agreements or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof.

26. Written Amendments Provision. No supplement, modification or amendment of this agreement or waiver of any provision of this Agreement shall be binding unless executed in writing by all parties to this Agreement. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement (regardless of whether similar), nor shall any such waiver constitute a continuing wavier unless otherwise expressly provided.

27. Written Consent for Assignment. No party may assign this Agreement or any rights or benefits thereunder without the written consent of the other parties to this Agreement.

28. Choice of Forum. Any action arising and initiated pursuant to this Agreement must proceed in a Texas District Court in Montgomery County, Texas. If such an action cannot proceed in District Court due to jurisdictional limitations, then it shall proceed in any State or County court of competent jurisdiction in Montgomery County, Texas.

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EXECUTED as of the date first above written.

MISSION CRITICAL SOFTWARE, INC.


By:  /s/ Scott Sandell
   -----------------------------------------

and

EXECUTIVE


/s/ Stephen Odom
--------------------------------------------
Stephen Odom